Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 26, 2008, in the Registration Statement (Form S-1 No. 333-              ) and related Prospectus of IPC The Hospitalist Company, Inc. for the registration of 5,750,000 shares of its common stock.

/s/    Ernst & Young LLP

Los Angeles, California

June 17, 2008